EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.)

We hereby consent to the use in this Registration Statement of Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.) on Form SB-2, of our report on the financial statements of Vanguard Synfuels, LLC dated September 26, 2006, related to the consolidated financial statements of Vanguard Synfuels, LLC as of December 31, 2005 and for the period from inception (April 28, 2003) through December 31, 2005, and for each of the two years in the period ended December 31, 2005. We also consent to the reference to us in the Experts section of this Prospectus.

/s/    McKennon, Wilson & Morgan LLP

Irvine, California

December 8, 2006